Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On April 1, 2020, fuboTV Acquisition Corp., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of FaceBank Group, Inc. (“FaceBank” or the “Company”), merged with and into fuboTV Inc., a Delaware corporation (“fuboTV”), whereby fuboTV continued as the surviving corporation and became a wholly-owned subsidiary of FaceBank pursuant to the terms of the Agreement and Plan of Merger and Reorganization dated as of March 19, 2020 (the “Merger Agreement”) by and among FaceBank, Merger Sub and fuboTV (the “Acquisition”).

On March 11, 2020, FaceBank and HLEE Finance S.a r.l. (“HLEE”) entered into a Credit Agreement, dated as of March 11, 2020, pursuant to which HLEE provided FaceBank with a $100,000,000 revolving line of credit (the “Credit Facility”). The Credit Facility is secured by substantially all the assets of FaceBank. As of June 17, 2020, there are no amounts outstanding under the Credit Facility.

On March 19, 2020, FaceBank, Merger Sub, Evolution AI Corporation (“Evolution”) and Pulse Evolution Corporation (“Pulse” and collectively with Evolution, Merger Sub and FaceBank, the “Borrower”) and FB Loan Series I, LLC (“FB Loan”) entered into a Note Purchase Agreement dated as of March 19, 2020 pursuant to which Borrower sold to FB Loan senior secured promissory notes in an aggregate principal amount of $10,050,000 (the “Senior Notes”). The Company received $7.5 million in proceeds, net of $2.5 million of original issue discount. Interest on the Senior Notes shall accrue until full and final repayment of the principal amount of the Senior Notes at a rate of fifteen percent (15%) per annum. The maturity date of the Senior Notes is July 17, 2020. In addition, the Borrower issued 784,617 shares of FaceBank’s common stock and warrants to purchase 3,269,231 of FaceBank’s common stock at an exercise price of $5.00 per share to FB Loan. The warrants expire on March 19, 2025. In connection with the FB Loan, FaceBank, fuboTV and certain of their respective subsidiaries granted a lien on substantially of their assets to secure the obligations under the Senior Notes.

Immediately following the execution and delivery of the Merger Agreement, FaceBank and fuboTV entered into a Loan and Security Agreement, dated as of March 19, 2020 (the “Signing Date Loan Agreement”), whereby FaceBank advanced to fuboTV a junior secured term loan in the aggregate principal amount of $10,000,000 (the “Signing Date Loan”) on the terms set forth in the Signing Date Loan Agreement using the net proceeds of the Senior Note and other cash on hand. Interest on the Signing Date Loan accrues at a rate of 11% per annum. Interest is payable in arrears on the first business day of each calendar month commencing with the calendar month beginning on April 1, 2020. The maturity date for the Signing Date Loan is June 27, 2020. Pursuant to the Signing Date Loan Agreement, fuboTV granted to FaceBank a junior security interest in substantially all of its assets as security for the payment of all obligations under the Signing Date Loan Agreement, the Signing Date Loan and the other transaction documents executed in connection therewith. The Signing Date Loan and the other obligations under the Signing Date Loan Agreement are subordinated to fuboTV’s existing secured indebtedness to AMC Networks Ventures (as defined below).

Prior to the Acquisition, fuboTV and its subsidiaries were party to a Credit and Guaranty Agreement, dated as of April 6, 2018 (the “AMC Agreement”), with AMC Networks Ventures LLC as lender, administrative agent and collateral agent (“AMC Networks Ventures”). FuboTV previously granted AMC Networks Ventures a lien on substantially all of its assets to secure its obligations thereunder. The AMC Agreement survived the Acquisition and, as of April 1, 2020, there is $24.9 million outstanding under the AMC Agreement, net of debt issuance costs. In connection with the Acquisition, FaceBank guaranteed the obligations of fuboTV under the AMC Agreement on an unsecured basis. The liens of AMC Networks Ventures on the assets of fuboTV are senior to the liens in favor of FB Loan and FaceBank securing the Senior Notes and the Signing Date Loan, respectively.

The following unaudited pro forma combined financial information was prepared using the acquisition method of accounting under accounting principles generally accepted in the United States (“GAAP”), and gives effect to the Acquisition. The Merger Agreement will be accounted for as an acquisition, with FaceBank being deemed the acquiring company for accounting purposes.

FaceBank was determined to be the accounting acquirer based upon the terms of the Merger Agreement and other factors including: (i) FaceBank stockholders own approximately 57% of the voting common shares of the combined company immediately following the closing of the transaction. Assuming the exercise of all vested stock options as of the closing of the transaction, FaceBank stockholders own 54% of the voting common interest, including vested options) and (ii) directors appointed by FaceBank will hold a majority of board seats in the combined company.

The following unaudited pro forma combined financial statements are based on our historical financial statements and fuboTV’s historical financial statements as adjusted to give effect to FaceBank’s acquisition of fuboTV. The unaudited pro forma combined statement of operations for the year ended December 31, 2019 gives effect to the acquisition of fuboTV as if it had occurred on January 1, 2019. The unaudited pro forma combined balance sheet as of December 31, 2019 gives effect to the acquisition of fuboTV as if it had occurred on December 31, 2019.

fuboTV’s assets and liabilities will be measured and recognized at their fair values as of the transaction date, and combined with the assets, liabilities and results of operations of FaceBank after the consummation of the transaction.

The unaudited pro forma combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. The application of the acquisition method of accounting is dependent upon certain valuations and other studies that have yet to be completed. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing unaudited pro forma combined financial information. There can be no assurances that the final valuations will not result in material changes to the preliminary estimated purchase price allocation. The unaudited pro forma combined consolidated financial information does not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the Acquisition or any integration costs. Additionally, the unaudited pro forma combined consolidated statement of operations does not include certain nonrecurring charges resulting directly from the Acquisition as described in the accompanying notes.

The unaudited pro forma combined financial information is preliminary and has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had FaceBank and fuboTV been a combined company during the specified periods. The actual results reported in periods following the transaction may differ significantly from those reflected in this pro forma financial information presented herein for a number of reasons, including, but not limited to, differences between the assumptions used to prepare this pro forma financial information.

The assumptions and estimates underlying the unaudited adjustments to the pro forma combined financial statements are described in the accompanying notes, which should be read together with the unaudited pro forma combined financial statements.

The unaudited pro forma combined financial statements should be read together with FaceBank’s historical financial statements, which are included in FaceBank’s latest annual report on Form 10-K and fuboTV’s historical financial statements, which are included herein.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET AS OF DECEMBER 31, 2019
(UNAUDITED)

(in thousands, except per share amounts)

	FACEBANK (Historical)	FUBOTV (Historical)	Pro Forma Adjustments	Note 4	Pro Forma Combined
Assets
Cash and cash equivalents	$7,624	$14,305	$7,500	(e)	$29,429
Accounts receivable, net of allowance for doubtful accounts	8,904	5,805	-		14,709
Inventory	49	-	-		49
Prepaid expenses and other current assets	1,396	937	-		2,333
Total current assets	17,973	21,047	7,500		46,520
Property & equipment, net	335	2,148	-		2,483
Deposits	24	-	-		24
Financial assets, at fair value	1,965	-	-		1,965
Intangible assets	116,646	-	249,501	(c)	366,147
Goodwill	148,054	-	487,046	(a)	635,100
Right of use assets	3,519	-	3,328	(b)	6,847
Restricted cash	-	1,334	-		1,334
Other noncurrent assets	-	359	-		359
Total assets	$288,516	$24,888	$747,375		$1,060,779

Liabilities
Accounts payable	$36,373	$38,531	$-		$74,904
Accounts payable - due to related parties	665	7,649	-		8,314
Accrued expenses and other current liabilities	20,402	57,781	-		78,183
Accrued expenses and other current liabilities - due to related parties	-	25,615	-		25,615
Note payable	4,090	-	-	(e)	4,090
Notes payable - related parties	368	-	-		368
Convertible notes	1,358	-	-		1,358
Shares settled liability for intangible asset	1,000	-	-		1,000
Profit share liability	1,971	-	-		1,971
Warrant liability – subsidiary	24	-	-		24
Derivative liability	376	-	-		376
Long term borrowings - current portion	-	5,000	-		5,000
Current portion of lease liabilities	815	-	461	(b)	1,276
Deferred rent - current portion	-	166	(166)	(b)	-
Deferred revenue	-	9,507	-		9,507
Total current liabilities	67,442	144,249	295		211,986
Deferred income taxes	30,879	-	-		30,879
Long-term debt, net of issuance costs	43,982	19,871	-		63,853
Lease liabilities	2,705	-	4,248	(b)	6,953
Deferred rent - net of current portion	-	1,215	(1,215)	(b)	-
Warrant liability	-	-	19,579	(e)	19,579
Other long-term liabilities	41	-	-		41
Total liabilities	145,049	165,335	22,907		333,291

Commitments and Contingencies

Convertible preferred stock, net of issuance costs	462	247,241	(247,241)	(a)	462

Stockholders’ Equity
Series AA Convertible Preferred stock	-	-	596,100	(a)	596,100
Series A Preferred stock	-	-	-	(a)	-
Series B Convertible Preferred stock	-	-	-	(a)	-
Series C Convertible Preferred stock	-	-	-	(a)	-
Series X Convertible Preferred stock	-	-	-	(a)	-
Common stock	3	2	(2)	(a) (e)	3
Additional paid-in capital	257,002	12,569	(12,569)	(a) (e)	257,002
Accumulated deficit	(135,832)	(400,259)	388,180	(a) (e)	(147,911)
Accumulated other comprehensive loss	(770)	-	-		(770)
Non-controlling interest	22,602	-	-		22,602
Total equity	143,005	(387,688)	971,709		727,026
Total liabilities, stockholders’ equity and convertible preferred stock	$288,516	$24,888	$747,375		$1,060,779

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2019

(in thousands, except per share and per share amounts)

	FACEBANK (Historical)	FUBOTV (Historical)	Pro Forma Adjustments	Note 4	Pro Forma Combined

Revenues
Revenues	$4,271	$146,530	$-		$150,801
Total revenues	4,271	146,530	-		150,801
Operating expenses:
General and administrative	13,793	15,876	-		29,669
Amortization of intangible assets	20,682	-	36,930	(d)	57,612
Subscriber related expenses	-	201,448	-		201,448
Broadcasting and transmission	-	33,103	-		33,103
Sales and marketing	-	37,245	-		37,245
Technology and development	-	30,001	-		30,001
Impairment of intangible assets	8,598	-	-		8,598
Impairment of goodwill	74,441	-	-		74,441
Depreciation	83	616	-		699
Total operating expenses	117,597	318,289	36,930		472,816
Operating loss	(113,326)	(171,759)	(36,930)		(322,015)

Other income (expense)
Interest expense and financing costs, net	(2,062)	(2,035)	(10,553)	(e)	(14,650)
Gain (loss) on extinguishment of debt	-	102	-		102
Loss on investments	(13,549)	-	-		(13,549)
Foreign currency loss	(18)	-	-		(18)
Other expense	726	-	-		726
Change in fair value of subsidiary warrant liability	4,504	-	-		4,504
Change in fair value of derivative liability	815	-	-		815
Change in fair value of Panda interests	(198)	-	-		(198)
Total other income (expense)	(9,782)	(1,933)	(10,553)		(22,268)

Loss before income taxes	(123,108)	(173,692)	(47,483)		(344,283)
Provision for income taxes (income tax benefit)	(5,272)	9	-	(f)	(5,263)
Net loss	$(117,836)	$(173,701)	$(47,483)		$(339,020)
Less: net loss attributable to non-controlling interest	3,767	-	-		3,767
Net loss attributable to controlling interest	(114,069)	(173,701)	(47,483)		(335,253)
Less: Deemed dividend on Series D Preferred Stock	(9)	-	-		(9)
Less Deemed dividend – beneficial conversion feature	(589)	-	-		(589)
Net loss attributable to common stockholders	$(114,667)	$(173,701)	$(47,483)		$(335,851)

Net loss per share attributable to common stockholders
Basic and diluted	$(5.15)				$(14.56)

Weighted average shares outstanding
Basic and diluted	22,286,060		784,617	(e)	23,070,677

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

Notes to the Unaudited Pro Forma Combined Financial Information

Note 1 — Description of Transaction and Basis of Presentation

The unaudited pro forma combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of SEC Regulation S-X, and present the pro forma financial position and results of operations of the combined companies based upon the historical data of FaceBank and fuboTV. The statement of comprehensive income (loss) was not included because it is not material to FaceBank and fuboTV.

Description of Transaction

On April 1, 2020, Merger Sub merged with and into fuboTV whereby fuboTV continued as the surviving corporation and became a wholly-owned subsidiary of FaceBank pursuant to the terms of the Merger Agreement.

In accordance with the terms of the Merger Agreement, all of the capital stock of fuboTV was converted into the right to receive shares of a newly created class of Series AA Convertible Preferred Stock of FaceBank, par value $0.0001 per share (the “Series AA Preferred Stock”) . The aggregate number of FaceBank common stock equivalent shares issued to fuboTV shareholders as a result of the Merger was 32,324,362 shares of Series AA Preferred Stock, each of which is convertible into two (2) shares of FaceBank common stock, par value $0.0001 per share (“FaceBank Common Stock”), for a total of 64,648,724 shares of FaceBank Common Stock on an as-converted basis. In addition, each outstanding option to purchase shares of common stock of fuboTV was assumed by FaceBank and converted into an option to acquire FaceBank Common Stock. As of April 1, 2020, the aggregate number of options to acquire FaceBank Common Stock as a result of the foregoing is 8,051,098, which are exercisable at a weighted average price of $1.32 per share.

Each share of Series AA Preferred Stock is entitled to 0.8 votes per preferred share and is convertible into two (2) shares of FaceBank Common Stock, only in connection with a bona fide transfer to a third party. The Series AA Preferred stock will benefit from certain protective provisions until FaceBank uplists to a national exchange which, among others, require FaceBank to obtain the approval of a majority of the shares of outstanding Series AA Preferred Stock, voting as a separate class before undertaking certain actions. The effect of the Merger and the terms of the Series AA Preferred Stock is to initially establish an approximate two-thirds majority ownership of FaceBank on a common equivalent basis for the pre-Merger fuboTV shareholders while preserving a majority voting interest for the pre-Merger FaceBank shareholders.

Basis of Presentation

The historical financial statements of FaceBank and fuboTV have been adjusted to give pro forma effect to events that are (i) directly attributable to the Acquisition, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined consolidated statement of income, expected to have a continuing impact on the combined results.

FaceBank has preliminarily concluded that the transaction represents a business combination pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). FaceBank has not yet completed an external valuation analysis of the fair market value of fuboTV’s assets to be acquired and liabilities to be assumed. Using the estimated total consideration for the transaction, FaceBank has estimated the allocations to such assets and liabilities. This preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma combined balance sheet. The final purchase price allocation will be determined when FaceBank has determined the final consideration and completed the detailed valuations and necessary calculations. The final purchase price allocation could differ materially from the preliminary purchase price allocation used to prepare the pro forma adjustments. The final purchase price allocation may include (i) changes in allocations to intangible assets or goodwill based on the results of certain valuations that have yet to be completed and (ii) other changes to assets and liabilities.

Under the acquisition method, Acquisition-related transaction costs (e.g. advisory, legal, valuation and other professional fees) are not included as consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. These costs are not presented in the unaudited pro forma combined consolidated statement of income because they will not have a continuing impact on the combined results.

This unaudited pro forma combined consolidated financial information is not intended to reflect the results which would have actually resulted had the Acquisition been effected on the dates indicated. Further, the pro forma results of operations are not necessarily indicative of the results of operations that may be obtained in the future.

Note 2 — Significant accounting policies

The accounting policies used in the preparation of this unaudited pro forma combined financial information are those set out in FaceBank’s audited consolidated financial statements as of and for the year ended December 31, 2019. Management has determined that certain adjustments, including those described in Note 4, are necessary to conform fuboTV’s financial statements to the accounting policies used by FaceBank in the preparation of the unaudited pro forma combined financial information. The adjustment amounts are subject to change as further assessment is performed and finalized for purchase accounting. These reclassifications and adjustments have no effect on previously reported total assets, total liabilities, equity, or results of operations of FaceBank.

As part of the application of ASC 805, FaceBank will conduct a more detailed review of fuboTV’s accounting policies in an effort to determine if differences in accounting policies require further reclassification or adjustment of fuboTV’s results of operations, assets or liabilities to conform to FaceBank’s accounting policies and classifications. Therefore, FaceBank may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma combined financial information.

Note 3 — Preliminary purchase price allocation

Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of fuboTV based on their estimated fair values as of the transaction closing date. The excess of the acquisition consideration paid over the estimated fair values of net assets acquired will be recorded as goodwill in the combined balance sheet. The allocation is dependent upon certain valuation and other studies that have not yet been finalized. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed, and such differences could be material. Transaction costs directly attributable to the Merger are not material.

The acquisition closed on April 1, 2020. The following table sets forth a preliminary allocation of the purchase price to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of fuboTV using fuboTV’s audited consolidated balance sheet as of December 31, 2019, with the excess recorded to goodwill:

Cash and cash equivalents	$14,305
Accounts receivable, net of allowance for doubtful accounts	5,805
Prepaid expenses and other current assets	937
Property & equipment, net	2,148
Restricted cash	1,334
Other noncurrent assets	359
Right of use assets	3,328
Intangible assets (see below)	249,501
Accounts payable	(38,531)
Accounts payable – due to related parties	(7,649)
Accrued expenses and other current liabilities	(57,781)
Accrued expenses and other current liabilities – due to related parties	(25,615)
Long term borrowings - current portion	(5,000)
Lease liabilities	(4,709)
Deferred revenue	(9,507)
Long-term debt, net of issuance costs	(19,871)
Net liabilities acquired (a)	$109,054
Estimated merger consideration (b)	596,100
Estimated goodwill (b) – (a)	$487,046

Goodwill represents excess of merger consideration over the fair value of the underlying net assets acquired. Goodwill is not amortized but assessed for impairment annually, or more frequently, if an event occurs or circumstances change. Goodwill is attributable to the assembled workforce of fuboTV, planned growth in new markets, and synergies expected to be achieved from the combined operations of FaceBank and fuboTV.

The pro forma historical net asset adjustments as shown above are further described below in Note 4.

Intangible Assets

Preliminary identifiable intangible assets in the unaudited pro forma combined financial information consist of the following:

Intangible Assets	Approximate Fair Value	Estimated Useful Life
	(in thousands)	(in years)
Software and technology	$187,626	9
Customer relationships	23,678	2
Tradenames	38,197	9
Total	$249,501

The amortization related to the identifiable intangible assets is reflected as a pro forma adjustment in the unaudited pro forma combined statement of operations based on the estimated useful lives above and as further described in Note 4. The identifiable intangible assets are preliminary and are based on management’s estimates after consideration of similar transactions. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets, may differ materially from this preliminary allocation. In addition, the amortization impacts will ultimately be based upon the periods in which the associated economic benefits or detriments are expected to be derived. Therefore, the amount of amortization following the Acquisition may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset. The results of any deferred tax impact associated with the differences in book and tax basis are subject to calculation and may change based upon the final determination of the fair value of the acquired assets and assumed liabilities of fuboTV.

Note 4 — Pro forma adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma combined financial information:

(a)	Represents the elimination of the historical equity of fuboTV and the initial allocation of excess purchase price to goodwill:

Total consideration	$596,100	(i)
Less:
Convertible preferred stock	247,241
Common Stock	2
Additional paid in capital	12,569
Accumulated deficit	(400,259)
Identifiable intangibles assets	249,501
Goodwill – related to the Merger	$487,046

(i) Consideration of $596.1 million represents the $529.7 market value ($8.20 per share as of April 1, 2020) of 64.6 million common shares plus the $66.4 million value of 8.1 million stock options on an as-converted basis.

The aggregate number of FaceBank common stock equivalent shares issued to fuboTV shareholders as a result of the Merger was 32,324,362 shares of Series AA Preferred Stock, each of which is convertible into two (2) shares of FaceBank common stock, par value $0.0001 per share, for a total of 64,648,724 shares of FaceBank Common Stock on an as-converted basis. In addition, each outstanding option to purchase shares of common stock of fuboTV was assumed by FaceBank and converted into an option to acquire FaceBank Common Stock. As of April 1, 2020, the aggregate number of options to acquire FaceBank Common Stock as a result of the foregoing is 8,051,098, which are exercisable at a weighted average price of $1.32 per share.

(b)	Reflects an adjustment for the adoption of ASC 842 – Leases by fuboTV to conform to the accounting policies of FaceBank. FaceBank adopted the new leasing standard ASC 842, Leases, on January 1, 2019 while fuboTV was not required to given its status as a privately-held company. The impact of the adoption of ASC 842 had an immaterial impact on the combined statement of operations.

(c)	Adjustment to record the fair value of fuboTV’s identifiable intangible assets of $249.5 million.

(d)	Represents the adjustments to recognize new amortization expense related to the identifiable intangible assets calculated on a straight-line basis over their estimated useful lives (see Note 3).

(e)

Reflects the issuance of the FB Loan for $7.5 million of cash proceeds and the issuance of 784,617 shares of FaceBank’s common stock and 3,269,231 warrants to purchase FaceBank’s common stock at an exercise price of $5.00 per share. This transaction is directly attributable to the Acquisition.

The warrants are classified as a liability and will be marked to market at each reporting date since the warrants are not indexed to FaceBank’s own stock and do not qualify for equity treatment. The warrants have a five-year term and the exercise price is $5.00 per share. Inputs used to determine the preliminary fair value of the warrants include: risk free rate—0.49%, expected volatility—83.7%, effective life—5.0 years and dividend yield—N/A. The $7.5 million cash proceeds of the FB Loan are allocated to the warrants based on their estimated fair value of $19.6 million, resulting in a loss at inception of $12.1 million which is recognized in accumulated deficit in the accompanying combined balance sheet.

As the cash proceeds were allocated to the warrant liability, the adjustment to interest expense reflects the accretion of the Senior Notes to the full repayment value of $10.1 million as well as interest expense of $0.5 million assuming the Senior Notes were outstanding for the duration of its issuance term.

(f)	Due to the Company’s history of net operating losses in the jurisdictions in which it operates, the Company’s expected blended tax rate is estimated to be zero.